 Exhibit 99.1

Press Release

HALLADOR ENERGY COMPANY REPORTS THIRD QUARTER 2020

FINANCIAL AND OPERATING RESULTS

Terre Haute, Ind., November 2, 2020 – Hallador Energy Company (NASDAQ – HNRG) today reported net income of $1.9 million, $.06 Per Share.

Brent Bilsland, President and Chief Executive Officer, stated, "We are intensely focused on creating positive cash flow to aggressively pay down debt.  Year to date, we have paid down $33 million and are on pace to reduce our total bank debt by 20% - 25% for the year."

●	During Q3 2020, shipments improved over Q2 levels and our costs of $29.30 per ton remained within our expectations.
●

In the first nine months of 2020, bank debt was reduced by $33 million, and operating cash flow was $34.1 million.  Coal inventories decreased $4.5 million in Q3.  We anticipate shipments increasing in Q4 and inventory levels to continue to decline, further improving operating cash flow.

●	As of September 30, 2020, both our liquidity and our leverage ratio improved to $52.7 million and 2.46X, respectively. Leverage was comfortably within our covenant of 3.5X.

Solid Sales Position Through 2022

o	Due to the impacts and economic uncertainty of COVID-19, the Company is continuing to suspend sales guidance, but still carries a strong contracted sales position through 2022.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2020 (Q4)	2.1	$ 40.00
2021	5.0	$ 39.30
2022	5.3	$ 40.20
	12.4

 * Contracted tons are subject to adjustment due to the exercise of customer options to either take additional tons or reduce tonnage if such options exist in the customer contract.  Our actual shipments for the remainder of 2020 are estimated to be 1.7 million tons as we expect our customers to defer or carryover 400,000 tons from 2020 to 2021 from the contracted tons noted above, resulting in contracted and carryover tons of 5.4 million for 2021.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Income (loss)	$1,923	$(3,723)	$(1,483)	$(67)
Total Revenues	$65,128	$83,096	$179,747	$244,719
Tons Sold	1,585	2,118	4,355	6,055
Average Price per Ton	$40.85	$39.13	$40.68	$39.51
Bank Debt	$146,925	$172,000	$146,925	$172,000
Operating Cash Flow	$15,810	$12,612	$34,109	$36,323
Adjusted EBITDA*	$17,077	$10,451	$44,151	$52,109
Adjusted Free Cash Flow **	$11,557	$1,100	$24,651	$21,695

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP “net income” to non-GAAP “adjusted EBITDA” (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$1,923	$(3,723)	$(1,483)	$(67)
Income tax benefit	(461)	(3,473)	(3,255)	(3,318)
Loss from Hourglass Sands	64	47	205	438
(Income) loss from equity method investments	119	184	(1,167)	350
DD&A	9,313	11,774	30,151	35,598
Asset impairment	1,799	—	1,799	—
ARO accretion	348	320	1,024	943
Loss (gain) on disposal of assets	38	1	38	(99)
Loss (gain) on marketable securities	—	14	(14)	(334)
Interest Expense	2,329	3,558	10,877	13,546
Other amortization	1,452	1,323	4,274	3,614
Change in fair value of fuel hedges	(138)	-	775	—
Stock-based compensation	291	426	927	1,438
Adjusted EBITDA	$17,077	$10,451	$44,151	$52,109

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$1,923	$(3,723)	$(1,483)	$(67)
(Income) loss from equity method investments	119	184	(1,167)	350
Deferred income tax benefit	(387)	(3,047)	(2,657)	(2,741)
DD&A	9,315	11,778	30,159	35,612
Asset impairment	1,799	—	1,799	—
ARO accretion	348	320	1,024	943
Deferred financing costs amortization	610	543	1,686	1,628
Change in fair value of interest rate swaps	(995)	162	981	3,018
Change in fair value of fuel hedges	(138)	—	775	—
Loss (gain) on disposal of assets	38	1	38	(99)
Maintenance capex	(1,365)	(5,537)	(7,413)	(18,373)
Stock-based compensation less taxes paid	290	419	909	1,424
Adjusted Free Cash Flow	$11,557	$1,100	$24,651	$21,695

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, November 3, 2020, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:  Toll-free (888) 347-5317; Canadian Callers Toll-free (855) 669-9657; Conference ID #: Hallador Energy Company HNRG Call.

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10148523.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:      Investor Relations

Phone:        (303) 839-5504